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                                                                    Exhibit 4.11

                         THE CRAY COMPUTER CORPORATION
                 1989 QUALIFIED STOCK PURCHASE INVESTMENT PLAN
                               (1995 RESTATEMENT)


1.  Purpose.  The purpose of The Cray Computer Corporation 1989 Qualified Stock
    -------
Purchase Investment Plan (1995 Restatement) (the "Plan") is to facilitate capital accumulation by Eligible Employees in the form of Common Stock of the Company and thereby to provide employee identification with and commitment to the goals of the Company. This Plan amends and restates the original Plan adopted in 1989.

2.  Definitions.  Whenever used in this Plan:
    -----------

     A. "Beneficiary" means the person designated by the Eligible Employee in the form and manner prescribed by the Committee. If the Eligible Employee has no beneficiary designation on file, the Beneficiary shall be the legal representative of the Eligible Employee. The Beneficiary designation may be changed at any time by the Eligible Employee by filing a new completed form with the Committee.

     B. "Board of Directors" means the Board of Directors of Cray Computer Corporation.

     C.  "Code" means the Internal Revenue Code of 1986, as amended.

     D. "Committee" means the Compensation Committee of the Board of Directors of Cray Computer Corporation.

     E. "Common Stock" means the Common Stock, par value $.01 per share, of Cray Computer Corporation.

     F. "Company" means Cray Computer Corporation and such of its subsidiaries now existing as of the effective date of the adoption of this Plan or thereafter formed or acquired (corporations in respect of which Cray Computer Corporation owns, directly or indirectly, at least fifty-one percent (51%) of the total issued and outstanding voting capital stock) as may be designated from time to time by its Board of Directors.

     G. "Compensation" means for purposes of Paragraph 5.A: in the case of a salaried employee, the aggregate of the rate of salary in effect for the employee on the respective Date of Offering annualized; in the case of an employee paid on an hourly basis, the aggregate of the rate of pay in effect for the employee on the respective Date of Offering for the number of regular hours to be worked for the ensuing year; and, in the case of an employee paid wholly or partly on a commission or other similar basis, in addition the aggregate of the commission or other similar payments

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     to the employee paid on a three year rolling average starting with the calendar year immediately prior to the respective Date of Offering. Such determination shall be exclusive of all overtime earnings, shift differential, bonus payments and all other forms of remuneration not required by the Eligible Employee's employment relationship. For all other purposes, "Compensation" means compensation paid to an Eligible Employee during a Purchase Period.

     H.  "Date of Offering" means March 1, 1990, and thereafter each March 1.

     I. "Eligible Employee" means any person who is a regular employee scheduled to work at least twenty (20) hours per week and who is in the service of the Corporation on a Date of Offering during the term of this Plan. Provided, however, that "Eligible Employee" shall not include any person who immediately prior to the offering on a Date of Offering: is a director of the Company or would be deemed for purposes of Code (S) 423(b)(3) to own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company.

     J. "Interest" means the rate of interest negotiated prior to the Date of Offering between the Committee and the bank acting as custodian for funds received under the Plan, which shall be guaranteed for the remainder of the Purchase Period. Such rate of interest may be a floating or a variable rate, such as the money market certificate rate from time to time established by the bank during the Purchase Period.

     K. "Market Price" means the closing sale price for Common Stock (as reported in the record of Composite Transactions for the Nasdaq National Market listed securities and published in the Wall Street Journal) on a given day or, if no sales of Common Stock were made on that day, on the next preceding day on which sales were made and prices reported.

     L. "Offering Price" means eighty-five percent (85%) of the Market Price of Common Stock on a Date of Offering.

     M. "Plan" means the Cray Computer Corporation 1989 Qualified Stock Purchase Investment Plan.

     N. "Purchase Period" means the period of March 1, 1990 to February 28, 1991, and thereafter the annual period commencing on March 1 and ending on the last day of February of each year, during and with respect to which periods payroll deductions shall be made from the Compensation of Eligible Employees accepting an option under an offering hereunder for the period then ending.

3.  Scope of the Plan.  Options to purchase shares of Common Stock may be
    -----------------
granted by the Company to Eligible Employees during the ten (10) year period commencing March 1, 1990, as hereinafter provided, but not more than 1,500,000 shares of Common Stock (subject

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to adjustment as provided in Paragraph 16) shall be purchased pursuant to such options. All options granted pursuant to this Plan shall be subject to the same terms, conditions, rights and privileges. The shares of Common Stock delivered by the Company pursuant to this Plan may be treasury shares, newly issued shares, or both.

4.  Offerings.  Subject to the terms and conditions of this Plan, the Board of
    ---------
Directors through the Committee shall make an offering on each Date of Offering to Eligible Employees to purchase Common Stock under this Plan on each subsequent last day of February. The terms and conditions for each such offering shall specify such information as the Committee may deem appropriate, including (i) the aggregate number of shares of Common Stock available for purchase under the Plan, and (ii) the aggregate purchase price of those shares.

5.  Amount of Common Stock Each Eligible Employee May Purchase.
    ----------------------------------------------------------

     A. Subject to the provisions of this Plan, and as to any offering made hereunder, each Eligible Employee shall be offered an option to purchase the number of whole shares of Common Stock which has on the Date of Offering an aggregate purchase price (determined on the basis of the Offering Price) equal to the amount designated by the Eligible Employee of from two percent (2%) to fifteen percent (15%) of his or her Compensation as of the Date of Offering. In the event the sum of the amounts designated above would involve the purchase of a fractional share, the number of shares which may be purchased shall be increased to the next whole number.

     B. Anything herein to the contrary notwithstanding, if any Eligible Employee offered an option to purchase shares of Common Stock hereunder would be deemed for the purposes of Code (S)(S) 423(b)(3) and 424(d) to own stock (including the maximum number of shares of Common Stock covered by the option determined pursuant to the foregoing formula) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, the maximum number of shares of Common Stock covered by the option shall be reduced to that number of whole shares which, when added to the stock which such person is so deemed to own (excluding the maximum number of shares of Common Stock covered by the option determined pursuant to the foregoing formula), is less than such five percent (5%).

     C. Anything herein to the contrary notwithstanding, no Eligible Employee may be granted an option under this Plan which (within the meaning of the limitation provided by Code (S) 423(b)(8)) would permit his or her rights to purchase stock under all qualified employee stock purchase plans of the Company to accrue at a rate in excess of $25,000 of fair market value of the Common Stock (determined as of the time of grant) for each calendar year for which such option is outstanding at any time. If such be the case with respect to an option under this Plan determined

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     pursuant to the foregoing formula, such option shall be reduced to cover only the greatest number of whole shares an option for which may be granted within the limitation provided by Code (S) 423(b)(8).

     D. If Eligible Employees elect, in any one offering, to accept options to an extent which would result (if options were granted on that basis) in the granting of options for that offering to purchase more than the aggregate number of shares of Common Stock specified by the Board of Directors for that offering, the Committee shall adjust such options on a pro rata basis, in accordance with the number of shares of Common Stock actually subscribed for by each such Eligible Employee, so that the aggregate number of shares subject to purchase under that offering does not exceed such specified number of shares.

6.  Method of Participation.
    -----------------------

     A. The Committee shall give notice to Eligible Employees of each offering of options to purchase shares of Common Stock pursuant to Paragraph 4 of this Plan and the terms and conditions for each offering, including the aggregate purchase price of the option to be offered to each Eligible Employee and such other information as the Committee may determine. Such notice is subject to revision by the Company at any time prior to the Date of Offering, which is the date of grant of the option.

     B. Each Eligible Employee who, in accordance with Paragraph 5.A above, desires to accept all or any part of the option to purchase shares of Common Stock under an offering shall signify his or her election to do so prior to a date set therefor by the Committee, which date shall be prior to five (5) business days following the Date of Offering; provided, however, that if the Committee does not set such a date, such election shall be made prior to five (5) business days following the Date of Offering. The notice of election, or a cancellation or any revision of such notice of election, shall be in the form and manner prescribed by the Committee.
     Each such Eligible Employee also shall authorize the Company, in the form and manner prescribed by the Committee, to make payroll deductions to cover the aggregate purchase price of those shares of Common Stock in respect of which he or she has elected to accept an option. Such election and authorization may be accompanied by a one time cash payment by the Eligible Employee to be applied toward the purchase price for those shares of Common Stock as to which each Eligible Employee has elected to accept the option offered to him or her in amount up to but not to exceed fifty percent (50%) of the aggregate purchase price. Such election and authorization shall continue in effect, unless and until such Eligible Employee withdraws from this Plan, modifies his or her authorization and designation, or terminates his or her employment with the Company, as hereinafter provided.

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     C.  Following each Date of Offering, the Company shall, as soon as practicable, provide each Eligible Employee accepting an option under the offering a notice confirming the number of shares covered by such option, the per share and aggregate Offering Price, any reduction in accordance with Paragraph 5 above, and the resulting amount of periodic payroll deductions.

     D. Any Eligible Employee who shall not make a timely election as provided in Paragraph 6.B above, shall be deemed to have elected not to accept any part of such option. Such election shall be irrevocable for such offering.

7.  Payroll Deductions.
    ------------------

     A. The balance of the aggregate purchase price for those shares of Common Stock as to which each Eligible Employee has elected to accept the option offered to him or her shall, during the Purchase Period, be deducted from the Eligible Employee's Compensation through payroll deductions, in substantially equal installments. Such payroll deduction periods shall commence with the first applicable payroll period beginning in March and shall continue until the last payroll period of the Purchase Period.

     B. All amounts so paid or deducted during the Purchase Period as provided under Paragraphs 6.B, 7.A and 7.C shall be deposited by the Company as soon as practicable with a custodian bank for the benefit of Eligible Employees who have elected to accept an option. Funds on deposit shall be held in an account identified to each Eligible Employee and shall be credited with Interest.

     C. In the event the amount of payroll deductions, together with Interest paid, during a Purchase Period credited to the account of an Eligible Employee participating in this Plan is, because of leave of absence, temporary lay-off, temporary disability or any other reason (other than reduction as provided in Paragraph 8, withdrawal as provided in Paragraph 9 or termination of employment as provided in Paragraph 10) not sufficient to permit the purchase of the total number of shares of Common Stock for which he or she has accepted an option, the Eligible Employee may at any time prior to conclusion of the Purchase Period make a payment to the Company in one lump sum of all or any portion of the shortfall amount. To the extent of any remaining shortfall, the number of shares of Common Stock subject to purchase under the Eligible Employee's option shall be reduced automatically to that number of whole shares which his or her account, at the conclusion of the Purchase Period, is sufficient to purchase. The cash balance, if any, shall be refunded to the Eligible Employee with Interest.

8.  Right to Reduce or Stop Deductions.  An Eligible Employee who has accepted
    ----------------------------------
an option to purchase shares of Common Stock may, at any time prior to his or her last regular payroll deduction thereunder, direct the Company to (i) reduce his or her payroll deduction

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(provided that such reduction may not reduce the percentage of Compensation subject to payroll deduction below 2%), or (ii) make no further deductions. Upon either of such actions, payroll deductions with respect to such option shall be reduced or discontinued. If the employee has directed that payroll deductions be reduced or discontinued, any sum previously deducted in respect of the offering shall be retained by the Company until the end of the Purchase Period, and shall be applied, along with any additional deductions at the reduced rate, to the exercise of the employee's option as provided in Paragraph 10.

Any Eligible Employee who stops payroll deductions may not thereafter resume payroll deductions for the Purchase Period, and any Eligible Employee who decreases payroll deductions may not thereafter further decrease or increase such contributions, except that he or she may stop such contributions during the Purchase Period. Notification of an Eligible Employee's election to reduce or terminate deductions, to cancel an option or to otherwise withdraw funds shall be made by the filing of an appropriate notice to such effect with the Committee.

9.  Right to Withdraw.  In addition to the reduction or cessation of
    -----------------
contributions in Paragraph 8, any Eligible Employee may direct the Company to cancel the entire option or request return of any portion of his or her account at any time on or before the date set therefor by the Committee, which date shall not be prior to the month end preceding the last day of the Purchase Period; provided, however, that if the Committee does not set such a date, such direction may be made at any time before the last day of the Purchase Period. If the Eligible Employee has so directed, the Company shall stop automatically any payroll deduction for the Eligible Employee and shall, as soon as practicable, refund all requested amounts, with Interest, credited to the account of such Employee with respect to the applicable offering. Notification of an Eligible Employee's election to cancel an option or otherwise withdraw funds shall be made by the filing of an appropriate notice to such effect with the Committee.

10.  Termination of Employment.
     -------------------------

     A. In the event the employment of an Eligible Employee who has accepted an option to purchase shares of Common Stock is terminated prior to conclusion of the Purchase Period, because of death, permanent disability, or retirement at or after age 65 (or earlier with the Company's consent), the Eligible Employee or (in the case of the Eligible Employee's death) his or her Beneficiary may either:

          (1) cancel the option, in which event the Company shall, as soon as practicable, refund all amounts credited to his or her account, with Interest, under any offering in which he or she is participating under this Plan; or

          (2) elect to receive at the conclusion of the Purchase Period that number of whole shares of Common Stock (not to exceed the shares subject to the option, as the same may be adjusted hereunder) which those payroll

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          deductions actually made are sufficient to purchase,
          plus the cash balance and Interest credited to his or her account, if any.

     For purposes of this paragraph, "permanent disability" shall mean the inability of an individual to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The Committee may request reasonable proof of disability.

     B. The election of an Eligible Employee or his or her Beneficiary pursuant to Paragraph 10.A above, shall be made within three (3) months of the event causing the termination of employment, but not later than the conclusion of the Purchase Period. Notification of the election shall be filed with the Committee and, in the event no notification has been filed within the prescribed period, the Company shall act in accordance with provision (1) of Paragraph 10.A.

     C. In the event the employment of an Eligible Employee who has accepted an option to purchase shares of Common Stock is terminated for any reason other than those specified in Paragraph 10.A, the Company shall, as soon as practicable, refund in cash, with Interest, all amounts credited to his or her account under any offering in which he or she is participating under this Plan. Any Eligible Employee who is on a leave of absence for longer than ninety (90) days and whose reemployment is not guaranteed either by statute or by contract shall be deemed to have terminated employment for purposes of this Plan on the ninety-first (91) day of such absence.

11.  Exercise of Option and Purchase of Shares.  As of the last day of the
     -----------------------------------------
Purchase Period, the Committee shall determine an Alternative Offering Price, which shall be eighty-five percent (85%) of the Market Price of the Common Stock on such last day of the Purchase Period. Unless an Eligible Employee who has accepted an option under the offering has subsequently withdrawn from the offering pursuant to Paragraph 9 or 10.A(1) hereof, his or her option shall be deemed to have been exercised as of the last day of the applicable Purchase Period and become on such date an irrevocable obligation to purchase Common Stock in accordance with the provisions of this Plan. The number of shares of Common Stock so purchased by each Eligible Employee shall be determined by dividing the amount accumulated in his or her account, with Interest during the Purchase Period, in accordance with Paragraphs 6.B and 7 hereof, by the lower of either the Offering Price or the Alternative Offering Price, rounded up to the nearest number of whole shares. Provided, however, in no event shall the number of shares so determined and purchased by an Eligible Employee exceed the total number of shares originally covered by his or her option in accordance with Paragraph 6. As soon as practicable thereafter, certificates for the number of whole shares of Common Stock, determined as aforesaid, purchased by each Eligible Employee shall be issued and delivered to him or her. Any cash balance remaining in the account of an Eligible Employee shall be refunded, without further Interest.

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12.  Rights as a Stockholder.  An Eligible Employee who has accepted an option
     -----------------------
to purchase shares of Common Stock under this Plan shall not be entitled to any of the rights or privileges of a stockholder of the Company with respect to such shares, including the right to receive any dividends which may be declared by the Company, until such time as he or she actually has paid the purchase price for such shares and certificates have been issued to him or her in accordance with Paragraph 11 hereof.

13.  Rights Not Transferable.  An Eligible Employee's rights under this Plan and
     -----------------------
options accepted by him or her hereunder are exercisable only by the Eligible Employee during his or her lifetime, and may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. Any attempt to sell, pledge, assign or transfer the same shall be void, and automatically shall cause the option held by the Eligible Employee to be terminated. In such event, the Company shall refund all remaining amounts credited to the account of such Eligible Employee under this Plan without payment of interest.

14.  Administration of the Plan.
     --------------------------

     A. This Plan shall be administered by the Committee, which is authorized to make such uniform rules as may be necessary to carry out its provisions. The Committee shall determine any questions arising in the administration, interpretation and application of this Plan, and all such determination shall be conclusive and binding on all parties. Any decision or determination reduced to writing and signed by a majority of the Committee shall be effective as if made by majority vote at a meeting duly called and held. The Committee may meet by telephone.

     B. If any option under this Plan shall be cancelled, lapse or terminate unexercised, the number of shares of Common Stock covered thereby shall again become available for sale under this Plan.

15.  Adjustment Upon Changes in Capitalization.  In the event of any change in
     -----------------------------------------
the Common Stock of the Company by reason of stock dividends, split-ups, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares and the like, the aggregate number and class of shares available under this Plan and the number, class and Offering Price of shares under option but not yet purchased under this Plan, shall be adjusted appropriately by the Committee.

16 .  Registration of Certificates.  Stock certificates may be registered in the
      ----------------------------
name of the Eligible Employee, or, if he or she so designates, in the Eligible Employee's name jointly with his or her spouse, with right of survivorship.

17.  Amendment of Plan.  The Board of Directors may at any time amend this Plan
     -----------------
in any respect which shall not adversely affect the rights of Eligible Employees pursuant to options accepted under the Plan, except that, without stockholder approval on the same basis as required by Paragraph 21.A, no amendment shall be made (i) increasing the

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number of shares to be reserved under this Plan, (ii) decreasing the Offering
Price, (iii) withdrawing the administration of this Plan from the Committee, or
(iv) changing the definition of subsidiaries eligible to participate in the Plan.

18.  Termination of the Plan.  This Plan shall consist of an offering commencing
     -----------------------
March 1, 1990, and ending the last day of February, 1991, and thereafter nine
(9) consecutive annual offerings beginning on March 1 of each year and ending on the last day of February of the subsequent year, the conclusion of the respective Purchase Period therefor. All rights of Eligible Employees in any offering hereunder shall terminate at the earlier of the conclusion of the last Purchase Period authorized herein on February 28, 2000, or:

     A. On the day that Eligible Employees participating in offerings made under this Plan become entitled to purchase a number of shares of Common Stock equal to or greater than the total number of shares remaining available for purchase;

     B. Upon the dissolution or liquidation of the Company, or upon a sale of substantially all of the property or stock of the Company to another entity; or

     C.  At any time, at the discretion of the Board of Directors after thirty
     (30) days' notice has been given to the employees.

Upon termination of this Plan, shares of Common Stock shall be issued to Eligible Employees in accordance with Paragraph 10, and cash, if any, remaining in the accounts of the Eligible Employees shall be refunded to them, with Interest, as if the Plan were terminated at the end of a Purchase Period; provided that, upon an event described in Paragraph 19.B, no Common Stock shall be issued and all cash shall be refunded.

19.  Governmental Regulations and Listing.  All rights granted or to be granted
     ------------------------------------
to Eligible Employees under this Plan are expressly subject to all applicable laws and regulations and to the approval of all governmental authorities required in connection with the authorization, issuance, sale or transfer of the shares of Common Stock reserved for this Plan, including, without limitation, there being a current registration statement of the Company under the Securities Act of 1933, as amended, covering the shares of Common Stock purchasable under options on the last day of the Purchase Period applicable to such options, and if such a registration statement shall not then be effective, the term of such options and the Purchase Period shall be extended until the first business day after the effective date of such a registration statement, or post-effective amendment thereto. If applicable, all such rights hereunder are also similarly subject to effectiveness of an appropriate listing application to the National Association of Securities Dealers, Inc., covering the shares of Common Stock under the Plan upon official notice of issuance.

                                                                               9
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20.  Miscellaneous.
     -------------

     A. This Plan shall be submitted for approval by the stockholders of Cray Computer Corporation prior to February 28, 1995, in accordance with standard corporate procedures. Exercise of options accepted prior thereto shall be subject to the condition that prior to such date this Plan shall be approved by such stockholders in the manner contemplated by Code (S) 423(b)(2). If not so approved prior to such date, this Plan shall terminate, all options hereunder shall be cancelled and be of no further force or effect, and the Company shall, as soon as practicable, refund in cash, with Interest, to all Eligible Employees, all sums credited to their respective accounts in accordance with Paragraph 7 hereof.

     B. This Plan shall not be deemed to constitute a contract of employment between the Company and any Eligible Employee, nor shall it interfere with the right of the Company to terminate any Eligible Employee and treat him or her without regard to the effect which such treatment might have upon him or her under this Plan.

     C. This Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of Colorado, and in accordance with the applicable provisions of Code (S)(S) 421 and 423 and all related Code sections applicable to a qualified "employee stock purchase plan."

     D. Wherever appropriate as used herein, the masculine gender may be read as the feminine gender, the feminine gender may be read as the masculine gender, the singular may be read as the plural and the plural may be read as the singular.

     E. If any one or more of the terms, conditions or provisions or any part hereof contained in this Plan shall for any reason or to any extent be held invalid, illegal or unenforceable by any court or governmental agency of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the remainder of such terms, conditions or provisions, or any other provision of this Plan, and this Plan shall be construed as if the invalid, illegal or unenforceable term, condition or provision had never been contained herein, and each term, condition or provision shall be valid and enforced to the fullest extent permitted by law.



     IN WITNESS WHEREOF, the duly authorized representatives of the Company have executed this amended and restated Plan, effective as of January 31, 1995.


                                                       CRAY COMPUTER CORPORATION


                                                                              10
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                                                  By: /s/ William G. Skolout
                                                      --------------------------


                                                  Title: Chief Financial Officer
                                                         -----------------------

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